Neuroglide

Eva Medtec is committed to improving the lives of more than 50 million Americans who suffer from bodily aches and pain.


MEDTEC
Lymphatic therapy at home

Invest

$99 minimum investment

DEADLINE: June 30, 2023

in 2 months

SHARE PRICE

$1.50

TOTAL RAISED

$621

VALUATION

$11,247,279

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Previously raised: $2,318,708

Founder invested: $1,490,667


Meet
Neuroglide™
A back and neck device that emulates the precise pressure profiles and principles of manual lymphatic drainage (MLD)

Eva Medtec has developed a *novel, patented, FDA-approved medical device (The Neuroglide)* engineered to naturally reduce pain by removing cellular waste.

By utilizing our innovative technology, individuals can experience safe and effective pain relief without the need for medication or invasive procedures. By naturally alleviating the root cause of chronic pain and inflammation, millions may lead happier, healthier lives.



"There are so many devices out there that claim to improve recovery. None of them are this simple to use."

– Matt Brown
Sports Technology Professional

Engineered Passionately

At Neuroglide, we are passionate about improving people's lives by providing innovative solutions for pain management. Our device was designed by certified lymphatic drainage therapist and inventor, Irene Waldridge, who saw the transformative impact of MLD therapy on her patients' quality of life.

Irene's vision was to make MLD accessible to everyone, which led her to create the Neuroglide, a device that allows individuals to enjoy the benefits of MLD from the comfort of their own homes. Join us in our mission to revolutionize pain management and provide a better quality of life for those who suffer from chronic pain.

EARLY BIRD DISCOUNT

Investors who participate in the offering on or before April 21, 2023 will receive a 20% early bird discount and be able to invest at a purchase price of $1.20 per share, which equates to a $8.99 million pre-money valuation; and investors who participate in the offering after April 21, 2023 will invest at a purchase price of $1.50 per share, which equates to a $11.25 million pre-money valuation.

PROBLEM

According to the U.S. Center for Disease Control, **20% of adults in the U.S. will experience chronic aches and pain at some point in their lives.**

But it doesn't have to be this way.

At Eva Medtec, we recognize that poor circulation is a leading cause of aches and pains for millions of people worldwide, not just in the U.S.

While many may attribute their discomfort to muscle strain or arthritis, it's important to understand that our circulatory system plays a vital role in removing harmful toxins, excess fluids, bacteria, and viruses from our bodies.

When circulation is impaired, pain and discomfort can become even more pronounced.


FLUID
BACTERIA
VIRUSES
PAIN
SWELLING
TOXINS
CYTOKINES
few options remove inflammatory toxins
Manual Lymphatic Drainage (MLD) therapy is expensive and inconvenient

SOLUTION

Revolutionizing Pain Management with Scientifically-Backed Technology

At Eva Medtec, we understand the crucial role that our circulatory and lymphatic systems play in our overall health and well-being.

Our innovative technology is based on decades of scientific research that has shown the interconnectedness of these systems, particularly in defending the body against infections and maintaining proper fluid balance. In extreme cases such as lymphedema and surgical recovery, doctors have recommended lymphatic massage, which has created an $8.15 billion market.

Eva Medtec's patented, FDA-cleared device - The Neuroglide - automates the lymphatic massage process, revolutionizing pain management for millions of daily sufferers from the comfort of their own home, without the need for a certified practitioner.

Neuroglide uses a precise and calibrated pressure profile to remove cellular waste associated with pain and inflammatory circulatory conditions, designed to speed up healing and improve quality of life.

Our affordable and convenient device incorporates proprietary therapy programs with customized materials designed to relax and relieve pain.


The Science
Neuroglide™ is a fully-automated device able to emulate the proper pressure, tempo, and mechanics needed to access the lymphatic system

Engineered To Help Your Body Help Itself

Neuroglide's benefits may include:

- Pain relief
- Lymph drainage
- Immune system stimulation
- Recovery and relaxation


202

"I credit Neuroglide with being able to recover in time for my race."

– Sean Frost
Ultramarathon Runner



"I was impressed with how it replicated the Manual Lymph Drainage."

– Michelle Lason
Massage Therapist

Light-touch waves stimulate your body's parasympathetic system to relax, so you can...

Sleep Better • Feel Better • Perform Better

FREQUENTLY ASKED QUESTIONS

Why is chronic stress so common today?

With over 30% of Americans reporting that they suffer from what they describe as "extreme stress," chronic stress is a serious and growing health problem.

An important contributor to the problem lies with the nature of the stress response itself. Our stress response evolved very early in our evolutionary history to help us deal with external challenges that demand physical action. But humans also respond to stressors that are purely psychological in origin, that aren't attached to any imminent physical threat or challenge.

Worse, psychological stressors can persist indefinitely, with no opportunity for resolution or closure. Consider our seemingly bottomless capacity to worry about our relationships, money, our work life, our status in social groups, the upsetting news of the day, and so on. This is at least part of the answer to the question of why human beings are so vulnerable to chronic stress. Modern life provides a steady supply of psychological stressors, and our stress response is constantly being triggered. Our brains interpret these stressors as threats to our survival, and activate a "fight or flight" response that may have been adaptive in our evolutionary history, but is no longer adaptive when it persists.

This is why it's so important to develop a therapeutic routine that gives us regular opportunities to disconnect from daily stressors and give our bodies a chance to rest, relax and recover.

How does Neuroglide help you relax and relieve stress?

Neuroglide feels great to use, but the therapeutic benefits of relaxation involve much more than a pleasant experience. Neuroglide therapy is designed to help to trigger your natural relaxation response, providing regular opportunities for your body to rest and recover.

There are at least two neurophysiological mechanisms that contribute to Neuroglide's relaxation effects:
– Neuroglide therapy can trigger the "rest and digest" relaxation response. The soothing action of waves of gentle pressure beneath your skin stimulates your parasympathetic nervous system, which helps the body transition from a stressed "fight or flight" state to a relaxed "rest and digest" state.
– Neuroglide therapy can trigger the "affective touch" response. "Affective touch" is touch that is experienced as pleasurable and soothing.

Over the past 15 years, we have learned that there are sensory nerve fibers in our body that only respond to slow, gentle stroking of the skin. The brain interprets these touch signals as a sign that you are in an environment of safety, security, and belonging.

These kinds of social signals have therapeutic benefits that include deep relaxation and improved immune response.

What evidence is there that Neuroglide promotes recovery?

Eva Medtec conducted a pilot study to determine what effect the Neuroglide Back/Neck Pad had on sleep quality and recovery.

Participants used a wearable device to monitor standard physiological measures of healthy stress response, relaxation and sleep quality, including:
– RHR: resting heart rate HRV—heart rate variability REM sleep Deep sleep Light sleep RECOVERY—calculated as RHR + HRV + SleepRHR—resting heart rate
– HRV: heart rate variability
– REM sleep
– Deep sleep
– Light sleep
– RECOVERY: calculated as RHR + HRV + Sleep

During the test period, the participants first used the device for seven days to set a baseline reading, then they used the Neuroglide Back/Neck Pad for 30 minutes prior to their regular sleep period.

Results of this study revealed a general improvement in RECOVERY (+14.6%), with a general increase in HRV as well as Deep and REM sleep overall.

The pilot study supports our working hypothesis that using the Neuroglide Back/Neck Pad may increase a person's parasympathetic response, which is known to promote relaxation that can lead to improved sleep and/or recovery.

Studies like these highlight the exciting potential of Neuroglide therapy stimulating our body's natural relaxation, pain relief and recovery systems.

Is Neuroglide cleared for therapeutic use by the FDA?

Yes. Neuroglide has received FDA clearance for over-the-counter use (K202693). It is indicated for the temporary relief of minor muscle aches and pains, and for the temporary increase in circulation to the treated areas in people who are in good health.


Feel the unique
power to relax,
relieve pain
and recover.

SUCCESS TO DATE

Join us in our mission to revolutionize pain management!

- **$130,533.50 raised on StartEngine**
- FDA Clearance for Pain and Circulation
- Two US Patents issued
- Two more US patents-pending
- Commercialization
- 85+ Investors



"Neuroglide's a convenient way for me to manage my pain."

– Cesar Acosta
Graphic Designer

BUSINESS MODEL


WORKERS' COMP
VETERANS ADMINISTRATION
PHYSICIANS, MLD CLINICS, AND PATIENT REFERRALS
DIRECT TO CONSUMERS

MARKET

Neuroglide's $88B Total Addressable Market (TAM) (back and neck pain) is our total market demand for the Neuroglide in the US. The $9B Serviceable Available Market (SAM) segment of our TAM targeted by Neuroglide is within our geographical reach. Neuroglide's $40M Serviceable Obtainable Market is the portion of SAM that we can capture.

We plan to continue distributing our Back/Neck Pad, and potential future add-on therapy attachments pending FDA clearance: Lumbar Pad, Calf-Foot Wrap, Knee Wrap, and Scalp Wrap. These attachments would work with the same Controller Unit.


Neuroglide
Back/Neck System
FDA-Cleared, Class II, OTC
FUTURE THERAPY ATTACHMENTS
Lumbar Pad
Calf-Foot Wrap
Knee Wrap
Scalp Wrap

TEAM



John Foster Dinusson

President & CEO

John was the Founder and President of OrthoCor Medical, which was acquired by Caerus Crop. He brings over 25 years of leadership in diverse areas, including venture capital, finance and operations. John's primary experience was at Blumberg Capital, an early-stage venture capital firm that specializes in leading Seed and Series A rounds in syndication with angels, venture capital firms and strategic investors. John led Initiative Ventures where he worked with early stage Minnesota based ventures. He has worked with many successful start-up companies in obtaining financing and in their growth efforts. He currently works in an advisory capacity with several early stage companies.



Irene Anne Waldridge

Founder/CTO

Irene Waldridge, Founder & CTO. Irene Waldridge is a seasoned executive and entrepreneur with over 27 years inventing medical devices. She is the Founder of two companies, Tactile Medical and Eva Medtec. At Tactile Medical, Irene invented and developed the Flexitouch device for treating lymphedema and venous insufficiency. She has held a variety of executive positions, including CEO, Chairman of the Board and CTO. She is also the inventor of the FDA-cleared, OTC, Neuroglide™ Pain Relief and Recovery System to help patients with acute/chronic pain, and increase lymphatic circulation for the removal of harmful cellular waste from the body's soft tissues.



David Edward Rupp

VP of Marketing



Toni May Hastings

VP of Administration

Mr. Rupp spent 15+ years as a National Marketing Manager where he planned, created, and directed the department's strategic plan and oversaw planning and implementation of 5 national product lines that saw company wide sales more than triple in 4 years.



Mark Melin, MD

Medical Director

M. Mark Melin MD FACS RPVI FACCWS, is a surgeon and Medical Director of the M Health Wound Healing Institute (South Campus) and an Adjunct Associate Professor in the University of Minnesota Surgical Department. His interests and educational niches include management of lymphedema/lymphatic stasis in the wounded patient, the endothelial glycocalyx, adjunctive micronutrient and bionutrient application to wound care, diosmin Micronized Purified Flavonoid Fraction (MPFF), polygenic abnormality impact upon wound resolution, wound pH and biofilm management, and emerging technologies in wound products and wound technologies.



Doug Goldstein, DPT

Medical Advisor

Doug earned his Doctorate in Physical Therapy from The University of Colorado School of Medicine – Physical Therapy Program. His primary focus is in orthopedics where he is both board certified and fellowship trained. His specialization is performance enhancement and advises athletes from the NFL, NBA, USA Men's/Women's Soccer, MLS, MLB, UFC, USA Track and Field. He most recently founded Launchpad Fitness which utilizes AI computer vision to provide youth athletes performance training.

20 years of experience working with pain management clinics, and 5 years of experience with Class II medical devices, R&D and manufacturing/operations.



Dan Sipple, DO

Medical Advisor

Dr. Daniel Sipple is board certified in physical medicine and rehabilitation with sub-specialty board certification in pain medicine. He trained at the Rehabilitation Institute of Chicago, now the Shirley Ryan Ability Lab, the #1 rated rehabilitation hospital in US News and World Report over 20 years running. He served on faculty at Northwestern University Medical School while working at RIC's American Academy of Pain Medicine Center of Excellence. He subsequently practiced in Denver Colorado for two years, working along side former team physicians of the Denver Broncos and Colorado Rockies. Thereafter, at the Mayo Clinic in Eau Claire, Wisconsin via the Pain Clinic of NW Wisconsin. He served as the medical director the Health East Spine Center, and service line medical director over Neurosurgery, Behavioral Health, Pain and Spine for the health system. Dr. Sipple is the co-founder of InSitu Biologics, and co-inventor of INSB 200, sustained release non-opiate pain killer for post operative pain set to enter phase I FDA clinical trials in 2022. He is the patent holder in safe needle technology and the founder of Acies Medical. He served on the Board of Directors for the Society for Brain Mapping and Therapeutics, a NASA Spinout, and part of President Obama's BRAIN Initiative.



Dr. Joy Frestedt

Chief Scientific Officer

Frestedt Inc & Alimentix - Regulatory, clinical, & quality system support services.


Better Health
Through Innovation
Invest in a Eva Medtec's
clinically-validated, pain relief
and recovery device today!

USE OF PROCEEDS

If the offering's maximum amount of $487,500 is raised:

Use	Value	% of Proceeds
Sales and Marketing	$123,613	25.4%
Operations	$100,000	20.5%
Inventory	$100,000	20.5%
Clinical Studies	$70,000	14.4%
New Product Development	$70,000	14.4%
Intermediary fees	$23,888	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Eva Medtec, Inc., doing business as Neuroglide. This offering must raise at least $10,000 by June 30, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Neuroglide may issue additional securities to raise up to $487,500, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	7,823,186 shares
×	$1.50 per share
	$11,734,779 implied valuation

FINANCIALS

Neuroglide's official name is Eva Medtec, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 14, 2023
- Form C/A on April 21, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Apr 27, 2023 • Meet the Founder of Eva Medtec!

Apr 24, 2023 • Learn more about Eva Medtec's pilot sleep...

Apr 21, 2023 • Filed Form C/A

Apr 19, 2023 • Welcome to Eva Medtec's Investment...

Apr 14, 2023 • Primary offering of 325,000 shares at $1.50

Apr 14, 2023 • Filed Form C

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